Exhibit (99.10)

ISSN 1718-8369

Volume 3, number 7	December 22, 2008

AS AT OCTOBER 31, 2008

Highlights for October 2008

•                  In October 2008, the budgetary balance shows expenditure exceeding revenue by $734 million.

•                  Budgetary revenue amounts to $5.0 billion, an increase of $295 million compared to last year. Own-source revenue amounts to $3.8 billion while federal transfers stand at $1.2 billion.

•                  Program spending rose $754 million compared to last year, and stands at $5.2 billion. This increase is attributable chiefly to a rise in spending related to the Health and Social Services mission. The substantial increase in health expenditures is attributable in particular to the fact that in the month of October of this year, there were five weekly payments in operating subsidies in the health network compared to four in October 2007, for a total impact of $300 million dollars.

•                  Debt service stands at $643 million, up $47 million compared to October 2007.

Based on the cumulative results as at October 31, 2008 and as forecast in the Update on Québec’s Economic and Financial Situation last November 4, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	October		April to October			Growth
	2007 (1)	2008	2007-2008 (1)	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue (2)	3 615	3 852	27 833	28 532	49 423	- 0.1
Federal transfers	1 104	1 162	7 623	8 150	13 953	2.4
Total	4 719	5 014	35 456	36 682	63 376	0.4
BUDGETARY EXPENDITURE
Program spending	- 4 423	- 5 177	- 31 499	- 33 816	- 57 237	4.4
Debt service	- 596	- 643	- 4 042	- 3 924	- 6 716	- 4.3
Total	- 5 019	- 5 820	- 35 541	- 37 740	- 63 953	3.4
NET RESULTS OF CONSOLIDATED ENTITIES (3)	- 19	112	10	445	365	—
Contingency reserve	—	—	—	—	- 200	—
DEFICIT FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 319	- 694	- 75	- 613	- 412	—
Deposits of dedicated revenues in the Generations Fund	- 25	- 40	- 181	- 331	- 660	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 344	- 734	- 256	- 944	- 1 072	—
Deposit in the Generations Fund from the budgetary reserve	- 200	—	- 200	—	- 132	—
Budgetary reserve	200	—	200	—	1 204	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 344	- 734	- 256	- 944	0	—

(1)	The comparative figures for October 2007 have been restated to reflect the changes made to the accounting policies implemented in the 2006-2007 accounting reform.
(2)	Since October 2008, own-source revenue reflects a change in the monthly estimation method to make it consistent with the method used for cumulative revenue at year end.
(3)	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

Cumulative results as at October 31, 2008

Budgetary balance

•                  For the period from April to October 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $944 million.

•                  Moreover, as forecast in the Update on Québec’s Economic and Financial Situation, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve, i.e. part of the accumulated amount as at March 31, 2008.

Budgetary revenue

•                  Since the beginning of the year, budgetary revenue amounts to $36.7 billion, an increase of $1.2 billion compared to October 2007.

•                  Own-source revenue stands at $28.5 billion, $699 million more than as at October 31, 2007. Most of this increase in revenue is attributable to:

•                  economic growth since the beginning of the year that has been partially offset by the personal income tax cut in effect since January 1, 2008;

•                  improved revenues of government enterprises, essentially attributable to revenue from electricity exports by Hydro-Québec.

•                  Federal transfers amount to $8.2 billion for the first seven months of the current fiscal year, an increase of $527 million compared to the same period in 2007-2008.

Budgetary expenditure

•                  As at October 31, 2008, budgetary expenditure amounts to $37.7 billion, an increase of $2.2 billion compared to last year.

•                  Program spending rose $2.3 billion compared to last year, and stands at $33.8 billion. The most significant changes are in the Health and Social Services ($1.4 billion), Education and Culture ($379 million) and Economy and Environment missions ($314 million).

•                  Debt service amounts to $3.9 billion, down $118 million compared to the same period ended in October 2007.

Consolidated entities

•                  As at October 31, 2008, the net results of consolidated entities show a surplus of $445 million, i.e. $435 million more than last year.

Generations Fund

•                  Deposits of dedicated revenues to the Generations Fund total $331 million.

Net financial requirements

•                  For the period from April to October 2008, consolidated net financial requirements stand at $1.5 billion, a decline of $823 million compared to last year. This decline is entirely attributable to a decrease of $1.4 billion in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October			April to October
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	3 615	3 852	237	27 833	28 532	699
Federal transfers	1 104	1 162	58	7 623	8 150	527
Total	4 719	5 014	295	35 456	36 682	1 226
BUDGETARY EXPENDITURE
Program spending	- 4 423	- 5 177	- 754	- 31 499	- 33 816	- 2 317
Debt service	- 596	- 643	- 47	- 4 042	- 3 924	118
Total	- 5 019	- 5 820	- 801	- 35 541	- 37 740	- 2 199
NET RESULTS OF CONSOLIDATED ENTITIES	- 19	112	131	10	445	435
DEFICIT FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 319	- 694	- 375	- 75	- 613	- 538
Deposits of dedicated revenues in the Generations Fund	- 25	- 40	- 15	- 181	- 331	- 150
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 344	- 734	- 390	- 256	- 944	- 688
Deposit in the Generations Fund from the budgetary reserve	- 200	—	200	- 200	—	- 200
Budgetary reserve	200	—	- 200	200	—	- 200
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 344	- 734	- 390	- 256	- 944	- 688
Revenues dedicated to the Generations Fund	25	40	15	181	331	150
CONSOLIDATED BUDGETARY BALANCE	- 319	- 694	- 375	- 75	- 613	- 538
Consolidated non-budgetary surplus (requirements)	459	- 270	- 729	- 2 263	- 902	1 361
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	140	- 964	- 1 104	- 2 338	- 1 515	823

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	October			April to October
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 222	1 324	8.3	10 632	10 805	1.6
Contributions to Health Services Fund	444	472	6.3	3 068	3 211	4.7
Corporate taxes	356	191	- 46.3	2 259	2 001	- 11.4
Consumption taxes	1 013	1 280	26.4	7 986	8 253	3.3
Other sources	231	262	13.4	1 580	1 682	6.5
Total	3 266	3 529	8.1	25 525	25 952	1.7
Revenue from government enterprises	349	323	- 7.4	2 308	2 580	11.8
Total own-source revenue	3 615	3 852	6.6	27 833	28 532	2.5
Federal transfers
Equalization	597	669	12.1	4 177	4 683	12.1
Health transfers	313	310	- 1.0	2 161	2 217	2.6
Transfers for post-secondary education and other social programs	119	104	- 12.6	804	759	- 5.6
Other programs	75	79	5.3	481	491	2.1
Total federal transfers	1 104	1 162	5.3	7 623	8 150	6.9
TOTAL BUDGETARY REVENUE	4 719	5 014	6.3	35 456	36 682	3.5

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	October			April to October
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 850	2 387	29.0	13 457	14 876	10.5
Education and Culture	1 201	1 276	6.2	8 585	8 964	4.4
Economy and Environment	528	688	30.3	3 849	4 163	8.2
Support for Individuals and Families	447	440	- 1.6	3 099	3 159	1.9
Administration and Justice	397	386	- 2.8	2 509	2 654	5.8
Total program spending	4 423	5 177	17.0	31 499	33 816	7.4
Debt service	596	643	7.9	4 042	3 924	- 2.9
TOTAL BUDGETARY EXPENDITURE	5 019	5 820	16.0	35 541	37 740	6.2

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.